FOR IMMEDIATE RELEASE

Highpower International, Inc. Reports First Quarter 2011

Financial Results

New York, USA & Shenzhen, China – May 12, 2011 – Highpower International, Inc. (NasdaqGM: HPJ), a developer, manufacturer and marketer of nickel-metal hydride (Ni-MH) and lithium-ion (Li-ion) batteries and related products, today announced financial results for the first quarter ended March 31, 2011.

Business Highlights

•	Grew net sales by 33.3% for the first quarter of 2011 to $27.0 million from $20.2 million in the first quarter 2010
•	Strong traction in Li-ion batteries with an increase of 50.7% in net sales over the first quarter of 2010
•	Increased demand for Ni-MH batteries with a 9.5% increase in net sales over the first quarter of 2010
•	Reaffirms full year net sales guidance of $125 million to $135 million

“During the first quarter, our margins were negatively affected by substantial increases in raw material prices, including nickel and rare earth materials,” said Mr. George Pan, Chairman and Chief Executive Officer of Highpower International. “Despite these headwinds, we still experienced strong end market demand and significant growth for both our Ni-MH and Lithium-ion batteries. We grew Li-ion sales by 51% year-over-year and Ni-MH sales by almost 10%.”

“We remain confident that we will continue to see high demand for our products in 2011.  We are seeing a strong appetite for higher capacity batteries, especially from emerging sectors such as energy storage systems and specialty smaller vehicles, which include electric bikes, golf carts, and wheelchairs.  To that end, we are already seeing traction from our new subsidiary, Iconergy, which we formed earlier this year to focus on this lucrative market, with the order of 400 units of lithium-ion battery systems from a French distributor for electric wheelchairs and 100 units  for golf carts that we announced earlier this week,”  concluded Mr. Pan.

Highpower International, Inc.

Mr. Henry Sun, Chief Financial Officer of Highpower International added, “Looking ahead, during the second quarter we are focused on implementing measures to offset margin pressures and increase our profitability.  We are renegotiating yearly customer contracts, hedging, and implementing price adjustments with new customers to alleviate some of the pressure from commodity prices.  We have already begun to see some positive trends from our efforts.  Our balance sheet remains strong and we are on track for the opening of our new battery manufacturing facility in Huizhou, Guangdong Province before year-end.”

First Quarter 2011 Financial Results

Net sales for the first quarter ended March 31, 2011 totaled $27.0 million, a year-over-year increase of 33.3% compared with $20.2 million for the first quarter ended March 31, 2010.  The increase in sales for the first quarter was primarily due to overall strong demand for our batteries, including a 51% increase in revenue for lithium-ion batteries as well as a $4.0 million increased contribution from our new materials business.

First quarter 2011 gross profit decreased 5.8% to $4.0 million, as compared with $4.2 million for the first quarter 2010.  Gross profit margin was 14.8% for the first quarter 2011, as compared with 21.0% for the first quarter 2010.  The year-over-year decrease in gross profit margin for the first quarter 2011 was primarily due to a rise in raw material prices, including nickel and rare earth materials.

Selling and distribution costs, including stock-based compensation, were $1.2 million for the first quarter 2011, as compared with $0.8 million for the comparable period in 2010, reflecting increased sales and marketing activities worldwide.

General and administrative expenses, including stock-based compensation, were $2.6 million, or 9.6% of net sales, for the first quarter 2011, as compared to $1.5 million, or 7.2% of net sales, for the first quarter 2010. The increase was primarily due to increased spending on senior and mid-level management staffing and increased investment in our management information systems, both of which are required to support the growth of our business.

Highpower International, Inc.

Loss from operations for the first quarter of 2011 was $0.5 million, as compared with income from operations of $1.9 million for the first quarter of 2010. The 2011 results include a $0.17 million loss on the exchange rate difference between the U.S. Dollar (“USD”) and the Renminbi (“RMB”) as compared with a $0.02 million loss in the 2010 first quarter.  Also included in these results were non-cash stock-based compensation expenses of $0.2 million and $0.1 million for the 2011 and 2010 quarters, respectively.

Net loss for the first quarter of 2011 was $0.5 million, or $(0.03) per diluted share, based on 13.8 million weighted average shares outstanding. This compares with first quarter 2010 net income of $1.6 million, or $0.12 per diluted share, based on 13.6 million weighted average shares outstanding. As previously mentioned, the 2011 first quarter’s results were negatively impacted by the recent dramatic increase in raw material costs, particularly nickel and rare earth materials.

Balance Sheet

At March 31, 2011, Highpower International had cash, cash equivalents and restricted cash totaling $15.8 million, total assets of $72.9 million, working capital of $9.1 million and stockholders’ equity of $27.7 million.  Bank credit facilities totaled $82.4 million at March 31, 2011, of which $23.7 million was utilized and $58.7 million was available as unused credit.

Outlook

Based on our current expectations for global demand for the rechargeable battery market in 2011, the outlook for our key raw material input prices and our planned increased investment in sales and marketing and research and development, we are updating the following financial guidance for 2011. We are reaffirming that we expect net sales to be between $125 million and $135 million. However, due to volatile commodity prices, we are updating our guidance for net income, which we expect will now range between $3.0 million and $4.0 million for the year ended December 31, 2011.

Highpower International, Inc.

Conference Call and Webcast

The Company will host a conference call today at 7:00 a.m. Pacific time/10:00 a.m. Eastern time to discuss these results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 877-941-2332 from the U.S., or 480-629-9643 from outside the U.S and referencing the reservation code 4439539. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.highpowertech.com  or www.InvestorCalendar.com.

About Highpower International, Inc.

Highpower International, Inc. develops, manufactures and markets rechargeable nickel metal hydride (Ni-MH) and lithium-ion (Li-ion) batteries and related productsfor use in a variety of devices and equipment including wireless communications, electronics, lighting, backup power, electric tools, and transportation, etc. The majority of Highpower International’s products are distributed worldwide to markets in the United States, Europe, China, Hong Kong, Taiwan, Southeast Asia and South America. For more information, visit http://www.highpowertech.com

To be added to the Company’s email distribution for future news releases, please send your request to HPJ@finprofiles.com. Company news can also be found at http://ir.haopengbattery.com/en/introduce028.html

Highpower International, Inc.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. These statements  can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products.  Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements. For a discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings with the SEC.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

Financial Profiles, Inc.
Tricia Ross
+1-916-939-7285
HPJ@finprofiles.com

– financial tables to follow –

Highpower International, Inc.

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in US Dollars)

	Three months ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)
	$	$

Net sales	26,950,666	20,223,372
Cost of sales	(22,950,308)	(15,977,042)

Gross profit	4,000,358	4,246,330
Depreciation	(113,570)	(69,242)
Selling and distribution costs	(1,174,685)	(752,054)
General and administrative costs including stock-based compensation	(2,598,312)	(1,453,607)
Loss on exchange rate difference	(172,936)	(22,354)
Loss on futures contract	(450,591)	-
Share of loss of an associate	(1,772)	-

(Loss)/Income from operations	(511,508)	1,949,073
Change in fair value of currency forwards		-
Other income	232,548	77,374
Interest expenses	(152,636)	(66,333)
Other expenses	(23,964)	-

(Loss)/Income before income taxes	(455,560)	1,960,114
Income taxes	(5,761)	(379,414)

Net (loss)/income	(461,321)	1,580,700

Other comprehensive income
- Foreign currency translation gain	(18,783)	(15,597)
- Cash flow hedge	3,567	2,517

Comprehensive income	(476,537)	1,567,620

Income per common share
- Basic	(0.03)	0.12

- Diluted	(0.03)	0.12

Weighted average common shares outstanding
- Basic	13,582,106	13,582,106

- Diluted	13,783,856	13,632,096

Highpower International, Inc.

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	As of
	March 31,	December 31,
	2011	2010
	(Unaudited)	(Audited)
	$	$
ASSETS
Current Assets :
Cash and cash equivalents	9,161,233	8,490,629
Restricted cash	6,636,347	6,044,960
Accounts receivable	20,317,450	20,846,540
Notes receivable	1,197,821	256,574
Prepaid expenses and other receivables	5,433,605	3,231,211
Inventories	11,551,519	13,447,432

Total Current Assets	54,297,975	52,317,346
Plant and equipment, net	14,548,996	13,652,254
Leasehold land, net	3,065,895	3,022,293
Intangible asset, net	787,500	800,000
Investment in an associate	101,351	103,123
Investment securities	54,973	53,904

TOTAL ASSETS	72,856,690	69,948,920

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities :
Non-trading foreign currency derivatives liabilities	212,908	77,699
Accounts payable	14,679,034	13,407,204
Other payables and accrued liabilities	5,429,605	4,983,269
Income taxes payable	1,147,818	1,164,007
Bank borrowings	23,725,366	22,539,032

Total Current Liabilities	45,194,731	42,171,211

COMMITMENTS AND CONTINGENCIES

(continued)

Highpower International, Inc.

HIGHPOWER INTERNATIONAL, INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)
(Stated in US Dollars)

	As of
	March 31,	December 31,
	2011	2010
	(Unaudited)	(Audited)
	March 31,	December 31,
STOCKHOLDERS’ EQUITY
Preferred Stock
Par value: $0.0001
Authorized: 10,000,000 shares
Issued and outstanding: none	-	-

Common stock
Par value : $0.0001
Authorized: 100,000,000 shares
Issued and outstanding: 2011 –13,582,106 shares (2010 –13,582,106 shares)	1,358	1,358
Additional paid-in capital	5,408,939	5,180,318
Accumulated other comprehensive income	2,592,699	2,475,749
Retained earnings	19,658,963	20,120,284

TOTAL STOCKHOLDERS’ EQUITY	27,661,959	27,777,709

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	72,856,690	69,948,920

Highpower International, Inc.

HIGHPOWER INTERNATIONAL, INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in US Dollars)

	Three months ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)
	$	$
Cash flows from operating activities
Net (loss)/income	(461,321)	1,580,700
Adjustments to reconcile net income to net cash provided by operating activities :
Amortization of intangible asset	12,500	12,747
Amortization of leasehold land	16,395	15,726
Depreciation	415,965	360,572
Loss on disposal of plant and equipment	1,201	43,885
Loss on futures contract	450,591	-
Share based payment	228,621	73,177
Bad debt written off	1,017	41,675

Changes in operating assets and liabilities :
(Increase) decrease in -
Accounts receivable	529,090	1,667,206
Notes receivable	(941,247)	(90,857)
Prepaid expenses and other receivables	(2,202,395)	(2,202,045)
Inventories	1,895,913	(651,133)
Increase (decrease) in -
Accounts payable	1,271,830	2,608,364
Other payables and accrued liabilities	446,336	523,479
Income taxes payable	(16,189)	363,726

Net cash flows provided by operating activities	1,648,307	4,347,222

Cash flows from investing activities
Acquisition of plant and equipment	(1,045,693)	(565,454)
Sale proceeds of plant and equipment	-	(2,760)

Net cash flows used in investing activities	(1,045,693)	(568,214)

Cash flows from financing activities
Proceeds from new short-term bank loans	6,758,980	-
Repayment of short-term bank loans	(4,340,759)	(2,929,416)
Repayment of other secured loans	-	(1,206,776)
Net (repayment) advancement of other bank borrowings	(1,764,322)	5,095,185
Increase in restricted cash	(591,387)	(575,878)

Net cash flows provided by financing activities	62,513	383,115

Net increase in cash and cash equivalents	665,127	4,162,123
Effect of foreign currency translation on cash and cash equivalents	5,477	(6,743)
Cash and cash equivalents - beginning of period	8,490,629	2,967,586

Cash and cash equivalents - end of period	9,161,233	7,122,966

Supplemental disclosures for cash flow information :
Cash paid for :
Interest	152,636	66,333